Exhibit 99.B(h)(4)(vi)

AMENDMENT NO. 8 TO SUB-ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

THIS AMENDMENT to the Sub-Administration and Accounting Services Agreement, dated as of January 1, 2020 (the “Amendment”) is being entered into by and among Pacific Funds Series Trust, a Delaware statutory trust (the “Trust”), Pacific Life Insurance Company, a Nebraska corporation (“Pacific Life”), and The Bank of New York Mellon, a bank organized under the laws of the state of New York (“BNYM”).

WHEREAS, the Trust, Pacific Life, and BNYM (collectively, the “Parties”) are parties to that certain Sub-Administration and Accounting Services Agreement dated August 1, 2001, as amended (the “Agreement”);

WHEREAS, the Trust currently pays only out-of-pocket expenses incurred by BNYM for services provided under the Agreement, and the remaining fees and expenses incurred by BNYM under the Agreement are paid by Pacific Life;

WHEREAS, the Parties desire that the Trust now pay all fees and expenses to BNYM that were previously paid by Pacific Life as described under the Agreement;

WHEREAS, Pacific Life will continue to be a party to the Agreement as administrator for the Trust;

WHEREAS, the Parties to the Agreement and The Bank of New York Mellon desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to the Amendment, the parties agree that the Agreement is hereby amended as follows:

1.            The parties hereby agree and acknowledge that as of the date of this Amendment, the Trust will pay all fees and expenses to BNYM that were previously paid by Pacific Life for services provided under this Agreement as agreed to in the Amended and Restated Sub-Administration and Accounting Services Agreement Fee Schedule among the Parties, and this fee schedule and any other documentation related thereto, shall be amended so that the Trust replaces Pacific Life as payor of the respective fees and expenses described therein.

2.            Exhibit A is hereby deleted in its entirety and replaced with the attached Exhibit A.

3.            Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their officers designated below effective as of the date and year first above written.

THE BANK OF NEW YORK MELLON

By:	/s/ Joanne Farabaugh
Name: Joanne Farabaugh
Title: VP, Senior Director-BNYM Asset Servicing

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

PACIFIC FUNDS SERIES TRUST

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President